CNS RESPONSE, INC.


                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-143139



                           PROSPECTUS SUPPLEMENT NO. 1
                      (TO PROSPECTUS DATED MARCH 13, 2008)


         This is a prospectus supplement to our prospectus dated March 13, 2008 relating to the resale from time to time by selling shareholders of up 9,978,676 shares of our Common Stock. On May 15, 2008, we filed with the Securities and Exchange Commission a Quarterly Report on Form 10-QSB for the period ended March 31, 2008. The text of the Quarterly Report on Form 10-QSB is attached to and made a part of this prospectus supplement. The exhibits to the Quarterly Report on Form 10-QSB are not included with this prospectus supplement and are not incorporated by reference herein.

         This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

         THE SECURITIES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 34 OF PROSPECTUS SUPPLEMENT NUMBER 1 IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.




             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 15, 2008

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

[X] Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

                  For the quarterly period ended March 31, 2008

[_] Transition Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

      For the transition period from ______________ to __________________.

                         Commission file number 0-26285

                               CNS RESPONSE, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)

           DELAWARE                                              87-0419387
 (State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                         2755 BRISTOL STREET, SUITE 285
                              COSTA MESA, CA 92626
                    (Address of principal executive offices)

                                 (714) 545-3288
                           (Issuer's telephone number)

         Check whether the issuer (1) filed all reports  required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                              Yes [X]          No [_]

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

                                              Yes [_]          No [X]

         As of May 15, 2008, the issuer had 25,299,547 shares of common stock, par value $.001 per share, issued and outstanding.

         Transitional Small Business Disclosure Format:  Yes [_]   No [X]


================================================================================

                               CNS RESPONSE, INC.

                              INDEX TO FORM 10-QSB

                                                                            PAGE
                                                                            ----

PART I   FINANCIAL INFORMATION.................................................3

Item 1.  Consolidated Financial Statements.....................................3

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         for the three and six months ended March 31, 2008 and 2007............3

         CONDENSED CONSOLIDATED BALANCE SHEETS as of March 31, 2008
         (unaudited) and September 30, 2007....................................4

         Unaudited Condensed Consolidated Statements of Cash Flows
         for the six months ended March 31, 2008 and 2007......................5

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
         EQUITY AND COMPREHENSIVE INCOME (LOSS) for the six months
         ended March 31, 2008 and 2007.........................................6

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS........7

Item 2.  Management's Discussion and Analysis or Plan of Operation............20

Item 3.  Controls and Procedures..............................................50

PART II  OTHER INFORMATION....................................................51

Item 6.  Exhibits.............................................................51

                                     PART I
                              FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                               CNS RESPONSE, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED MARCH 31,     SIX MONTHS ENDED MARCH 31,
                                                       ----------------------------    ----------------------------
                                                           2008             2007           2008            2007
                                                       ------------    ------------    ------------    ------------
REVENUES:
   Referenced Laboratory ...........................   $     35,800    $     66,100    $     94,500    $    112,700
   Clinic ..........................................        180,600            --           180,600            --
                                                       ------------    ------------    ------------    ------------
     Total revenues ................................        216,400          66,100         275,100         112,700
                                                       ------------    ------------    ------------    ------------

OPERATING EXPENSES:
  Cost of revenues- Referenced Laboratory (including
    amortization expense of $0 for the three months
    ended March 31, 2008 and 2007, and $0 and
    $19,900 for the six months ended March 31, 2008
    and 2007, respectively) ........................         59,500          29,600          97,400          76,600
  Research and development .........................        534,100         271,100         906,600         451,200
  Sales and marketing ..............................        208,100          21,500         246,800          47,500
  General and administrative .......................        752,800         680,500       1,424,400         874,700
                                                       ------------    ------------    ------------    ------------
    Total operating expenses .......................      1,554,500       1,002,700       2,675,200       1,450,000
                                                       ------------    ------------    ------------    ------------

OPERATING LOSS .....................................     (1,338,100)       (936,600)     (2,400,100)     (1,337,300)
                                                       ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE):
  Interest income (expense), net ...................         30,200        (142,200)         84,200        (193,200)
  Other ............................................           --             9,900            --            61,700
                                                       ------------    ------------    ------------    ------------
  Total other income (expense) .....................         30,200        (132,300)         84,200        (131,500)
                                                       ------------    ------------    ------------    ------------

(LOSS) BEFORE PROVISION FOR INCOME TAXES ...........     (1,307,900)     (1,068,900)     (2,315,900)     (1,468,800)
PROVISION FOR INCOME TAXES .........................           --               800             800             800
                                                       ------------    ------------    ------------    ------------
NET (LOSS) .........................................   $ (1,307,900)   $ (1,069,700)   $ (2,316,700)   $ (1,469,600)
                                                       ============    ============    ============    ============


BASIC NET (LOSS) PER SHARE .........................   $      (0.05)   $      (0.07)   $      (0.09)   $      (0.12)
                                                       ============    ============    ============    ============

DILUTED NET (LOSS) PER SHARE .......................   $      (0.05)   $      (0.07)   $      (0.09)   $      (0.12)
                                                       ============    ============    ============    ============

WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic ............................................     25,299,547      14,322,826      25,299,547      12,425,285
                                                       ============    ============    ============    ============
  Diluted ..........................................     25,299,547      14,322,826      25,299,547      12,425,285
                                                       ============    ============    ============    ============


           See accompanying Notes to Consolidated Financial Statements

                               CNS RESPONSE, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             MARCH 31,     SEPTEMBER 30,
                                                               2008            2007
                                                           ------------    ------------
                                                           (unaudited)
ASSETS
CURRENT ASSETS:
  Cash .................................................   $  4,081,400    $  5,790,100
  Accounts receivable (net of allowance for doubtful
   accounts of $30,700 (unaudited) in 2008 and $17,200
   in 2007) ............................................        113,000          59,200
  Prepaids and other ...................................        158,600         159,000
                                                           ------------    ------------
    Total current assets ...............................      4,353,000       6,008,300

OTHER ASSETS:
   Goodwill ............................................        320,200            --
  Other assets .........................................         55,900           4,100
                                                           ------------    ------------
TOTAL ASSETS ...........................................   $  4,729,100    $  6,012,400
                                                           ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable (including $5,000 (unaudited) in 2008
    and $5,000 in 2007 to related parties) .............   $    259,800    $    219,400
  Accrued liabilities ..................................        207,500         207,500
  Accrued compensation .................................        244,800          73,400
  Accrued consulting fees ..............................         52,700          73,200
  Accrued interest .....................................         39,200          35,800
  Convertible promissory notes .........................         50,000          50,000
  Current portion of long-term liabilities .............         41,700
                                                           ------------    ------------
    Total current liabilities ..........................        895,700         659,300

 LONG-TERM LIABILITIES:
   Note payable to officer .............................        205,300
   Other ...............................................          9,400

                                                           ------------    ------------
 Total liabilities .....................................      1,110,400         659,300
                                                           ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY :
  Common stock, $0.001 par value; authorized
    750,000,000 shares; 25,299,547 outstanding
    in 2008 and 2007 ...................................         25,300          25,300
  Additional paid-in capital ...........................     17,212,300      16,630,000
  Accumulated deficit ..................................    (13,618,900)    (11,302,200)
                                                           ------------    ------------
    Total stockholders' equity .........................      3,618,700       5,353,100
                                                           ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .............   $  4,729,100    $  6,012,400
                                                           ============    ============


          See accompanying Notes to Consolidated Financial Statements.

                               CNS RESPONSE, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS ENDED MARCH 31,
                                                                   --------------------------
                                                                       2008           2007
                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) ..................................................   $(2,316,700)   $(1,469,600)
   Adjustments to reconcile net (loss) to net cash
     used in operating activities:
     Depreciation and amortization .............................        58,700         19,900
     Other .....................................................          --          (51,800)
     Stock based compensation ..................................       582,300          4,200
     Non-cash interest expense .................................          --          189,800
     Changes in operating assets and liabilities:
       Accounts receivable .....................................       (12,300)       (21,600)
       Prepaids and other ......................................       (85,700)      (157,700)
       Accounts payable ........................................        (6,600)      (170,300)
       Accrued liabilities .....................................          --            1,200
       Deferred compensation ...................................       163,900          7,900
       Accrued consulting ......................................       (20,600)         6,400
       Accrued interest ........................................         3,200          7,300
                                                                   -----------    -----------
       Net cash used in operating activities ...................    (1,633,800)    (1,634,300)
                                                                   -----------    -----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in other assets ....................................       (20,200)        (3,000)
   Cash for acquisition, including transaction costs of $43,700        (11,600)          --
   Loans to employees ..........................................          --           (4,100)
                                                                   -----------    -----------
       Net cash used in investing activities ...................       (31,800)        (7,100)
                                                                   -----------    -----------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of debt ...........................................       (20,100)        (5,000)
   Deferred offering costs .....................................       (22,900)          --
   Proceeds from the sale of preferred stock, net of offering
      costs ....................................................          --        1,662,900
   Proceeds from the sale of common stock, net of offering costs          --        6,133,700
   Proceeds from exercise of warrants ..........................          --           28,000
                                                                   -----------    -----------
       Net cash provided by financing activities ...............       (43,000)     7,819,600
                                                                   -----------    -----------

 NET INCREASE (DECREASE) IN CASH ...............................    (1,708,600)     6,178,200
 CASH- BEGINNING OF PERIOD .....................................     5,790,100        204,800
                                                                   -----------    -----------
 CASH- END OF PERIOD ...........................................   $ 4,081,500    $ 6,383,000
                                                                   ===========    ===========

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the period for:
     Interest ..................................................   $     5,300    $     2,300
                                                                   ===========    ===========
     Income taxes ..............................................   $       800    $       800
                                                                   ===========    ===========
   Fair value of note payable to officer issued for acquisition.   $   265,900           --
                                                                   ===========    ===========
   Fair value of equipment acquired through a lease ............   $    10,500           --
                                                                   ===========    ===========
   Conversion of preferred stock into common stock .............          --      $ 5,958,200
                                                                   ===========    ===========
   Common stock received as collection of loans receivable .....          --      $   171,300
                                                                   ===========    ===========
   Derivative instrument liability .............................          --      $ 2,041,500
                                                                   ===========    ===========


          See accompanying Notes to Consolidated Financial Statements.

                               CNS RESPONSE, INC.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME (LOSS)

                                                                                       Additional
For the six months ended March 31, 2008                       Common Stock              Paid-in        Accumulated
                                                         Shares          Amount         Capital          Deficit          Total
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE - September 30,2007 .......................     25,299,247    $     25,300    $ 16,630,000    $(11,302,200)   $  5,353,100
Stock- based compensation .........................           --              --           582,300            --           582,300
Net loss for the six months ended March 31, 2008 ..           --              --              --        (2,316,700)     (2,316,700)
                                                      ------------    ------------    ------------    ------------    ------------

Balance at March 31, 2008 .........................     25,299,547    $     25,300    $ 17,212,300    $(13,618,900)   $  3,618,700
                                                      ============    ============    ============    ============    ============


For the six months ended March 31, 2007

BALANCE - September 30,2006 .......................      7,903,107    $      7,900    $  2,822,100    $ (8,023,100)   $ (5,193,100)
Forgiveness of accrued interest from NuPharm and
   issuance and exercise of warrants by NuPharm ...      2,800,000           2,800         334,800            --           337,600
Conversion of convertible promissory notes and
   accrued interest ...............................      5,993,515           6,000       4,061,100            --         4,067,100
Issuance of stock in connection with mezzanine
   financing, net of offering costs of $47,600 ....      1,905,978           1,900       1,875,500            --         1,877,400
Issuance of stock for settlement of debt ..........         11,015            --             1,300            --             1,300
Issuance of options in settlement of accrued
   consulting fees ................................           --              --            27,000            --            27,000
Issuance of stock in connection with private
   placement, net of offering costs of $991,600 ...      5,840,375           5,800       6,011,100            --         6,016,900
Issuance of stock as payment of placement agent fee         83,333             100            (100)           --              --
Issuance of stock to repay note to NuPharm and
   related accrued interest .......................        244,509             200         293,200            --           293,400
Collection of loans receivable through the receipt
   of stock .......................................       (142,753)           (100)       (171,200)           --          (171,300)
Stock- based compensation .........................           --              --             4,200            --             4,200
Derivative instrument liability ...................           --              --        (2,041,500)           --        (2,041,500)
Net loss for the six months ended March 31, 2007 ..           --              --              --        (1,469,600)     (1,469,600)
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE at March 31, 2007 .........................     24,639,079    $     24,600    $ 13,217,500    $ (9,492,700)   $  3,749,400
                                                      ============    ============    ============    ============    ============


          See accompanying Notes to Consolidated Financial Statements.

                               CNS RESPONSE, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS AND BASIS OF PRESENTATION

         The unaudited condensed consolidated financial statements of CNS Response, Inc. ("CNS," "we," "us," "our" or the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include all the accounts of CNS and its wholly owned subsidiary CNS California (see Note 2). Certain information and note disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of March 31, 2008 and our operating results, cash flows, and changes in stockholders' equity for the interim periods presented. The September 30, 2007 balance sheet was derived from our audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. These consolidated financial statements and the related notes should be read in conjunction with our financial statements and notes for the year ended September 30, 2007 which are included in our current report on Form 10-KSB, filed with the Securities and Exchange Commission on December 7, 2007.

         The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and revenues and expenses in the financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include, among others, recoverability of long-lived assets and goodwill, stock-based compensation, the allowance for doubtful accounts, the valuation of equity instruments, use and other taxes. Actual results could differ from those estimates.

         The results of operations for the three and six months ended March 31, 2008 are not necessarily indicative of the results that may be expected for future periods or for the year ending September 30, 2008.

2.       REVERSE MERGER AND FINANCING

         COMPLETION OF MERGER

         On January 16, 2007, CNS Response, Inc. (formerly Strativation, Inc), a Delaware corporation (the "Company"), along with CNS Merger Corporation, a California corporation and the Company's wholly-owned subsidiary ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNS Response, Inc, a privately held California corporation ("CNS California"), pursuant to which CNS California would be acquired by the Company in a merger transaction wherein Merger Sub would merge with and into CNS California, with CNS California being the surviving corporation (the "Merger"). On March 7, 2007, the Merger closed and CNS California became a wholly-owned subsidiary of the Company. At the closing, the Company changed its name to CNS Response, Inc.

         From a historical perspective, CNS California was deemed to have been the acquirer in the reverse merger and CNS California is deemed the survivor of the reorganization. As a result, the consolidated financial statements of the Company presented reflect the historical results of CNS California prior to the Merger, and of the combined entities following the merger, and do not include the historical financial results of the entity formerly known as Strativation, Inc. Common stock has been retroactively restated to reflect the number of shares received by CNS California equity holders in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital. The equity of the Company survives the reorganization. Upon the closing of the reorganization, the Company changed its fiscal year to September 30. All costs associated with the Merger were expensed as incurred.

         PRINCIPAL TERMS OF THE MERGER

         On March 7, 2007, Merger Sub was merged with and into CNS California, the separate existence of Merger Sub ceased, and CNS California continued as the surviving corporation at the subsidiary level. Pursuant to the Merger, the issued and outstanding shares of common stock of CNS California were converted into an aggregate of 9,845,132 shares of Company Common Stock, and the issued and outstanding shares of Series A and B preferred stock of CNS California (see Notes 4 and 6) were converted into 5,993,515 and 1,905,978 shares of Company Common Stock, respectively. In addition warrants and options to purchase shares of common stock of CNS California were converted into warrants and options to purchase 4,271,414 and 4,136,103 shares of Company Common Stock, respectively. Following the Merger, the business conducted by the Company is the business conducted by CNS California.

         Pursuant to the terms of the Merger Agreement, CNS Response, Inc. paid an advisory fee of $475,000 to Richardson & Patel, LLP, the Company's former legal counsel and a principal shareholder, immediately upon the closing of the Merger. The fee has been expensed as a cost of the merger.

         Immediately after the closing of the Merger, and without taking into consideration the Private Placement Offering, the issuance of shares of common stock to repay the note to NuPharm Database, LLC (see Note 6) and the tendering to the Company of shares of common stock by an officer and certain employees to repay their loans to CNS California (see Note 4), the Company had outstanding 18,696,948 shares of common stock, options to purchase 4,136,103 shares of common stock and warrants to purchase 4,271,414 shares of common stock.

         ACCOUNTING TREATMENT OF THE MERGER AND FINANCIAL STATEMENT PRESENTATION

         The Company accounted for the Merger as a reverse merger under generally accepted accounting principles, and accordingly, the consolidated financial statements of the Company for the periods before March 7, 2007, reflect only the operations of CNS California. No goodwill or other intangible asset was recorded as a result of the Merger. Immediately prior to the reverse merger on March 7, 2007, the Company had no material operations, assets, or liabilities. Therefore, pro forma financial statements are not presented.

         THE PRIVATE PLACEMENT

         Immediately following the closing of the Merger, the Company received gross proceeds of approximately $7.0 million from the first closing of a private placement transaction (the "Private Placement") with institutional investors and other high net worth individuals ("Investors"). On May 15, 2007, the Company received additional gross proceeds of $797,300 from the second closing of the Private Placement. Pursuant to Subscription Agreements entered into with these Investors, the Company sold 6,504,758 Investment Units, at $1.20 per Investment Unit. Each Investment Unit consists of one share of Company common stock, and a five year non-callable warrant to purchase three-tenths of one share of the Company common stock at an exercise price of $1.80 per share. The value of the warrants was determined to be $1,674,600 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 100%, risk free interest rate of 5%, an expected life of five years and zero dividends. The value of the warrants was recorded as a liability in accordance with SFAS No. 133 and EITF 00-19. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.

         As partial consideration for services rendered in connection with the Private Placement, the Company's placement agent was issued 83,333 shares of common stock, warrants to purchase 520,380 shares of the Company's common stock at an exercise price of $1.44 per share and warrants to purchase 156,114 shares of the Company's common stock at exercise price of $1.80 per share. The value of the warrants was determined to be $599,100 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 100%, a risk free interest rate of 5%, an expected life of five years and zero dividends. The value of the warrants has been recorded as a liability in accordance with SFAS No. 133 and EITF 00-19. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.

         See Notes 4, 6, 7, and 8 for descriptions of other transactions completed concurrently with the completion of the private placement.

3.       RECENT ACCOUNTING PRONOUNCEMENTS

         In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." SFAS No. 155 eliminates the exemption from applying SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows issuers of financial statements to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for all financial instruments acquired or issued after the first fiscal year beginning after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on our consolidated financial statements.

         In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. It also permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on our consolidated financial statements.

         In June 2006, the FASB issued FASB Interpretation No. 48, or FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109, Accounting for Income Taxes," which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning in the fiscal year ending September 30, 2008 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements.

         In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of the error quantified as the amount by which the current year income statement was misstated (rollover method) or the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the first filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," or SFAS No. 157. This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles, or GAAP, and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. The Statement is to be effective for our financial statements issued in 2008; however, earlier application is encouraged. The adoption of SFAS No. 157 did not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)," which requires the recognition of the over-funded or under-funded status of a defined benefit postretirement plan in a company's balance sheet. This portion of the new guidance is effective on December 31, 2006. Additionally, the pronouncement eliminates the option for companies to use a measurement date prior to their fiscal year-end effective December 31, 2008. SFAS No. 158 provides two approaches to transition to a fiscal year-end measurement date, both of which are to be applied prospectively. Under the first approach, plan assets are measured on September 30, 2007 and then remeasured on January 1, 2008. Under the alternative approach, a 15-month measurement will be determined on September 30, 2007 that will cover the period until the fiscal year-end measurement is required on December 31, 2008. We do not have any defined benefit pension or postretirement plans that are subject to SFAS No. 158. As such, we do not expect the pronouncement to have a material impact on our consolidated financial statements.

         In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115," which permits companies to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). Adoption of the standard is optional and may be adopted beginning in the first quarter of 2007. The adoption of SFAS No. 159 did not have a material impact on our consolidated financial statements.

         In May 2007, Emerging Issues Task Force Issue No.07-4, "Application of the Two-Class Method under FASB Statement No. 128, EARNINGS PER SHARE, to Master Limited Partnerships" or EITF 07-4, was issued. The provisions of this standard are effective for interim and annual reporting periods beginning after December 15, 2007. The adoption of EITF 07-4 did not have a material impact on our consolidated financial statements.

         In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations , " or SFAS No. 141R. SFAS No. 141R replaces SFAS No. 141, "Business Combinations." SFAS No. 141R establishes principles and requirements for how an acquiror recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired or a gain from a bargain purchase. SFAS No. 141R also determines disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of a fiscal year that begins on or after December 15, 2008 and has implications for acquisitions that occur prior to this date. We are currently in the process of evaluating the impact that the adoption of SFAS No. 141R will have on our financial position, results of operations and cash flows.

         In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements," or SFAS No. 160. SFAS No. 160 amends Accounting Research Bulletin 51, " Consolidated Financial Statements, " or ARB 51, and requires all entities to report noncontrolling (minority) interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent shareholders' equity. SFAS No. 160 also requires any acquisitions or dispositions of noncontrolling interests that do not result in a change of control to be accounted for as equity transactions. Further, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 160 will have a significant, if any, impact on our financial position, results of operations and cash flows.

4.       LOANS TO RELATED PARTIES

         From September 2006 through February 2007, CNS California loaned certain officer, employees and a consultant $171,800 under notes bearing interest at 5.26% per annum, compounded annually, and requiring payment on or after the earlier of (i) the date that is two years following the date of the note, and (ii) a demand by CNS California following the date on which CNS California has received an aggregate of $5,000,000 from the sale(s) of its capital stock provided the assigned value (as defined) of the stock at the time of the demand is more than $1. The notes provided that repayment of the notes could be made in one of the following ways, or in combination of both:

         (a)      in cash, or

         (b) by tendering Common Stock of CNS California owned by the borrower, with an aggregate Assigned Value (as defined) equal to the principal and accrued interest on the notes.

         Pursuant to the abovementioned terms and the terms of the merger described in Note 2 above, the Company demanded payment of all such notes upon the completion of the merger and private placement in which the Company raised approximately $7,805,000. The officer who owed the Company $93,900, including interest, repaid the loan by tendering 78,219 shares of the Company's Common Stock to the Company. Certain other employees and consultant repaid their loans by tendering an aggregate of 68,449 shares of the Company's common stock to the Company. None of the aforementioned notes remained outstanding as of March 31, 2008.

5.       CONVERTIBLE PROMISSORY NOTES

         In October 2006, CNS California and the note holders of certain convertible promissory notes converted notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,300 at September 30, 2006 into 5,993,515 shares of CNS California Series A Preferred Stock. In addition, the exercise price of warrants to purchase 1,062,116 shares of the CNS California common stock issued to such note holders was changed to $0.59 per share. As described in Note 2, upon the merger with Strativation, the preferred shares were converted into 5,993,515 shares of the Company's common stock and the warrants were converted into warrants to purchase 1,062,116 shares of the Company's common stock at $0.59 per share. The consolidated financial statements of the Company presented reflect the issuance of these shares as common stock.

6.       NOTE PAYABLE TO NUPHARM DATABASE, LLC

         In connection with the January 2000 Asset Purchase Agreement between CNS California and NuPharm Database, LLC (NuPharm) providing for the purchase of a database and the assumption of certain NuPharm liabilities, CNS California issued a subordinated note payable to NuPharm in the amount of $299,900 bearing interest at 8% per year and due on March 15, 2004 and a warrant to purchase 2,800,000 shares of CNS California common stock at $0.01 per share. The warrant was not exercised before expiring in 2005.

         In October 2006, CNS California and NuPharm agreed to exchange the note and the related accrued interest for a 5% note in the principal amount of $287,400, representing the outstanding principal at September 30, 2006, and warrants to purchase 2,800,000 shares of the CNS California's common stock at $0.01 per share. The note was due and payable on demand five years from the date of issuance, could be prepaid by the Company at any time without penalties and was convertible into shares of common stock of CNS California upon the completion of a financing (as defined) at a price per share of the common stock issued in such financing. The warrant was exercised in October 2006. CNS California valued the warrant at $309,500 using the Black-Scholes model and recorded the excess of the value of the warrant over the forgiven accrued interest of $119,800 as a prepaid asset. The excess was being amortized as interest expense over a period of one year, the expected term of the note when it was issued.

         Pursuant to the abovementioned terms, the note payable to NuPharm and accrued interest thereon were converted into 244,509 shares of the Company's Common Stock upon the completion of the merger and private placement described in Note 2 above. Upon conversion, the entire balance of the unamortized prepaid interest was charged to interest expense.

7.       PRIVATE PLACEMENT-SERIES B PREFERRED STOCK

         In October, 2006, CNS California sold 1,905,978 Units in a private financing resulting in net proceeds of $1,877,400. Each Unit consists of one share of Series B Preferred Stock and 5-year warrants to purchase .6 shares of the CNS California's common stock at $1.51 per share. Holders of the Series B Preferred Stock were entitled to receive non-cumulative dividends at an annual rate of 4% when, as and if declared by the Board. Each share of the Series B Preferred Stock initially converts into one share of the Company's Common Stock at any time at the option of the holder. However, each share of Series B Preferred Stock will automatically convert into Common Stock at the then applicable conversion rate in the event of (i) the sale of $5,000,000 or more of Common Stock or units consisting of Common Stock and warrants in one or more related transactions; (ii) the closing of an underwritten public offering with a price equal or greater than $1.21 per share and net proceeds to CNS California of not less than $5,000,000, or (iii) upon the written consent of the holders of the majority of the Series A Preferred (see Note 4) in the case of conversion of the Series A Preferred or the Series B Preferred in the case of conversion of the Series B Preferred. All shares of preferred stock were converted into 1,905,978 shares of common stock concurrently with the completion of the Merger described in Note 2. The consolidated financial statements of the Company presented reflect the issuance of these shares as common stock.

8.       STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

         As of March 31, 2008, the Company was authorized to issue 750,000,000 shares of common stock.

         As  of  March  31,  2008,   CNS  California  was  authorized  to  issue
100,000,000 shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

         In October 2006, CNS California issued 5,993,515 shares of its preferred stock in connection with the conversion of notes payable described in
Note 5. All of these shares of preferred stock were converted into 5,993,515 shares of the Company's common stock concurrently with the completion of the Merger described in Note 2.

         In October and November 2006, CNS California issued 1,905,978 shares of its preferred stock in connection with the private placement described in Note
7. All of these shares of preferred stock were converted into 1,905,978 shares of the Company's common stock concurrently with the completion of the Merger described in Note 2.

STOCK OPTION PLAN

         On September 27, 2004, the Company adopted the 2004 Stock Option Plan pursuant to which there were 15,000,000 shares of common stock reserved for issuance and under which the Company may issue incentive stock options, nonqualified stock options, stock awards and stock bonuses to officers, directors and employees. The option price for each share of stock subject to an option was to be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO ; provided, however, if the option was an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO was to be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options were to have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term was to be five years from the date of grant. ISOs could be granted only to eligible employees. At March 31, 2008, there were no options outstanding under this plan.

         In connection with the Merger described in Note 2, the Company assumed the CNS California stock option plan described below and all of the options granted thereunder at the same price and terms.

         On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the "2006 Plan"). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options(ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of stock are reserved for issuance under the 2006 Plan. As of March 31, 2008, there were 8,545,578 options and 183,937 restricted shares outstanding under the 2006 Plan and 1,271,025 shares available for issuance of awards.

         The 2006 Plan provides that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be
(i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO ; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

         The Company has adopted SFAS No. 123R (revised 2004), "Share-Based Payment", and related interpretations. Under SFAS No. 123R, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The Company estimates the fair value of each option on the grant date using the Black-Scholes model. The following assumptions were made in estimating the fair value:

                          Options granted    Options granted    Options granted    Options granted    Options granted
                           in fiscal 2006     in Nov. 2006       in August 2007    in October 2007      in Dec. 2007
                          ---------------    ---------------    ---------------    ---------------    ---------------
Dividend yield ........                 0%                 0%                 0%                 0%                 0%
Risk-free interest rate              5.46%              5.00%              4.72%              4.60%              4.00%
Expected volatility ...               100%               100%                91%               105%               113%
Expected life .........           5 years           10 years            5 years            5 years            5 years


         The expense is recognized over the employees' requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the three and six months ended March 31, 2008 is as follows:

                                                          For the three months
                                                            ended March 31,
                                                       -------------------------
                                                         2008             2007
                                                       --------         --------
                Operations ...................         $  4,000         $      0
  Research and development ...................          111,100            2,200
       Sales and marketing ...................                0                0
General and administrative ...................           49,900            1,100
                                                       --------         --------
                     Total ...................         $165,000         $  3,300
                                                       ========         ========


                                                           For the six months
                                                            ended March 31,
                                                       -------------------------
                                                         2008             2007
                                                       --------         --------
                Operations ...................         $  8,000         $      0
  Research and development ...................          186,600            2,700
       Sales and marketing ...................                0                0
General and administrative ...................          387,700            1,500
                                                       --------         --------
                     Total ...................         $582,300         $  4,200
                                                       ========         ========


         Total unrecognized compensation as of March 31, 2008 amounted to $2,169,900.

         A summary of stock option activity is as follows:

                                                                        Weighted
                                                                        Average
                                                           Number of    Exercise
                                                             Shares      Price
                                                           ---------   ---------
Outstanding at October 1, 2005
     Granted ...........................................   4,000,403   $    0.13
     Exercised .........................................        --          --
     Forfeited .........................................        --          --
Outstanding at September 30, 2006 ......................   4,000,403   $    0.13

     Granted ...........................................   3,436,300   $    1.07
     Exercised .........................................        --          --
     Forfeited .........................................        --          --
Outstanding at September 30,2007 .......................   7,436,703   $    0.57

     Granted ...........................................   1,108,875   $    0.88
     Exercised .........................................        --          --
     Forfeited .........................................        --          --
Outstanding at March 31, 2008 ..........................   8,545,578   $    0.61

Weighted average fair value of options granted during:
     Year ended September 30, 2006 .....................               $    0.09
     Year ended September 30, 2007 .....................               $    0.77
     Six months ended March 31, 2008 ...................               $    0.70

         The following is a summary of the status of options outstanding at March 31, 2008:

                                          Weighted Average
                                             Remaining          Weighted Average
Exercise Price      Number of Shares      Contractual Life       Exercise Price
     $0.12                   859,270          10 years                     $0.12
    $0.132                 3,112,545           7 years                    $0.132
     $0.30                   135,700          10 years                     $0.30
     $0.59                    28,588          10 years                     $0.59
     $0.80                   140,000          10 years                     $0.80
     $0.89                   968,875          10 years                     $0.89
     $1.09                 2,966,989          10 years                     $1.09
     $1.20                   333,611           5 years                     $1.20
                   -----------------                            ----------------
     Total                 8,545,578                                       $0.61
                   =================                            ================


         The following is a summary of the status of options exercisable at March 31, 2008:

                                          Weighted Average
                                             Remaining          Weighted Average
Exercise Price      Number of Shares      Contractual Life       Exercise Price
     $0.12                   854,270              9 years                  $0.12
    $0.132                 3,112,545              6 years                 $0.132
     $0.30                    94,450              9 years                  $0.30
     $0.59                    28,588              9 years                  $0.59
     $0.80                    12,500             10 years                  $0.80
     $0.89                   121,109             10 years                  $0.89
     $1.09                 1,199,449             10 years                  $1.09
     $1.20                   104,253              5 years                  $1.20
                    ----------------                            ----------------
                           5,527,164                                       $0.38
                    ================                            ================


WARRANTS TO PURCHASE COMMON STOCK

         All warrants described below were issued by CNS California and assumed by the Company under the terms of the Merger agreement described in Note 2.

         At September 30, 2007, there were warrants outstanding to purchase 6,899,353 shares of the Company's common stock at exercise prices ranging from $0.01 to $1.812 with a weighted average exercise price of $1.04. The warrants expire at various times through 2017. No warrants were issued or exercised during the six months ended March 31, 2008. Accordingly, all warrants are outstanding at March 31, 2008.

9.       NET LOSS PER SHARE

         In accordance with SFAS 128, "Computation of Earnings Per Share," basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the three and six months ended March 31, 2008 and 2007, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

         Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share are as follows:

                                                    Three months ended March 31,
                                                   -----------------------------
                                                      2008                2007
                                                   ---------           ---------
Convertible debt .......................           4,995,000           9,791,103
Warrants ...............................           6,899,353           4,886,939
Options ................................           8,545,578           4,136,103


                                                     Six months ended March 31,
                                                   -----------------------------
                                                      2008                2007
                                                   ---------           ---------
Convertible debt .......................           4,995,000           9,791,103
Warrants ...............................           6,899,353           4,584,277
Options ................................           8,510,578           4,136,103


10.      ACQUISITION OF NEURO THERAPY CLINIC, PC

         On January 15, 2008, the Company acquired all of the outstanding common stock of Neuro-Therapy Clinic, PC ("NTC") in exchange for a non-interest bearing note payable of $300,000 payable in equal monthly installments over 36 months. The fair value of the note payable of $265,900 was computed using a discounted annual interest rate of 8%. Upon the completion of the acquisition, the sole shareholder of NTC was appointed Chief Medical Officer of the Company.

         The acquisition was accounted under the purchase method of accounting, and accordingly, the purchase price was allocated to NTC's net tangible assets based on their estimated fair values as of January 15, 2008. The excess purchase price over the value of the net tangible assets was recorded as goodwill. The purchase price and the allocation thereof are as follows:

Fair value of note payable issued ..........................          $ 265,900
Direct transaction costs ...................................             43,700
Purchase price .............................................            309,600
Allocated to net tangible liabilities,
   including cash of $32,100 ...............................            (10,600)
                                                                      ---------
Allocated to goodwill ......................................          $ 320,200
                                                                      =========

         The acquisition was not material, and accordingly, no pro forma results are presented.

11.      GOODWILL

         In accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, goodwill will not be amortized but instead will be tested for impairment at least annually, or more frequently if certain indicators are present.


12.      LEASE

         NTC  leases  its  corporate   headquarters  under  an  operating  lease
requiring  monthly  rental  payments  of $8,100 per month and  expiring in April
2010.


13.      REPORTABLE SEGMENTS

         The Company operates in two business segments: reference laboratory and clinic. Reference laboratory provide reports ("rEEG Reports") that assist physicians with treatment strategies for patients with behavioral (psychiatric and/or addictive) disorders based on the patient's own physiology. Clinic operates NTC, a full service psychiatric practice.

         The following tables show operating results for our reportable segments, along with reconciliation from segment gross profit to (loss) from operations, the most directly comparable measure in accordance with generally accepted accounting principles in the United States, or GAAP:

                                            Three months ended March 31, 2008
                               ----------------------------------------------------------
                                Reference
                                Laboratory        Clinic       Eliminations       Total
                               ------------    ------------    -----------    -----------
Revenues ...................   $     42,800    $    180,600    $    (7,000)   $   216,400
                               ------------    ------------    -----------    -----------
Operating expenses:
  Cost of revenues .........         59,500           7,000         (7,000)        59,500
  Research and development .        534,100                                       534,100
  Sales and marketing ......        204,900           3,200                       208,100
  General and administrative        555,800         197,000                       752,800
                               ------------    ------------                   -----------
  Total operating expenses .      1,354,300         207,200         (7,000)     1,554,500
                               ------------    ------------    -----------    -----------

Loss from operations .......   $ (1,311,500)   $    (26,600)   $         0    $(1,338,100)
                               ============    ============    ===========    ===========


                                              Six months ended March 31, 2008
                               ----------------------------------------------------------
                                Reference
                                Laboratory        Clinic       Eliminations       Total
                               ------------    ------------    -----------    -----------
Revenues ...................   $    101,500    $    180,600    $    (7,000)   $   275,100
                               ------------    ------------    -----------    -----------
Operating expenses:
  Cost of revenues .........         97,400           7,000         (7,000)        97,400
  Research and development .        906,600                                       906,600
  Sales and marketing ......        243,600           3,200                       246,800
  General and administrative      1,227,400         197,000                     1,424,400
                               ------------    ------------                   -----------
  Total operating expenses .      2,475,000         207,200         (7,000)     2,675,200
                               ------------    ------------    -----------    -----------

Loss from operations .......   $ (2,373,500)   $    (26,600)   $         0    $(2,400,100)
                               ============    ============    ===========    ===========

         The following table includes selected segment financial information as of March 31, 2008, related to goodwill and total assets:

                                   Reference
                                  Laboratory          Clinic             Total
                                  ----------        ----------        ----------
Goodwill .................        $  320,200                          $  320,200
                                  ==========                          ==========

Total assets .............        $4,644,400        $   84,700        $4,729,100
                                  ==========        ==========        ==========

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The information contained in this Form 10-QSB is intended to update the information contained in our Annual Report on Form 10-KSB for the year ended September 30, 2007 and presumes that readers have access to, and will have read, the "Management's Discussion and Analysis or Plan of Operation" and other information contained in such Form 10-KSB. The following discussion and analysis also should be read together with our consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this Form 10-QSB.

       THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING THE CONDENSED CONSOLIDATED OPERATING RESULTS, FINANCIAL CONDITION AND LIQUIDITY AND CASH FLOWS OF CNS RESPONSE, INC. FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2008 AND 2007. EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED UPON JUDGMENTS CONCERNING VARIOUS FACTORS THAT ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER THINGS, THE FACTORS DESCRIBED BELOW UNDER THE CAPTION "CAUTIONARY STATEMENTS AND RISK FACTORS."

         BUSINESS OVERVIEW

         We are a data analysis company primarily focused on the commercialization of a patented system that guides psychiatrists and other physicians to a proper treatment for patients with behavioral (psychiatric and/or addictive) disorders. We also intend to use the system to guide pharmaceutical development. We are also a provider of behavioral health care services through Neuro-Therapy Clinic, P.C. ("NTC"), a wholly-owned subsidiary, acquired on January 15, 2008.

         We have developed an extensive proprietary database (the "CNS Database") consisting of approximately 17,000 clinical outcomes across over 2,000 patients who had psychiatric or addictive problems. For each patient, we have compiled electrocephalographic ("EEG") scans, diagnoses, course of treatment and outcomes often across multiple treatments.

         Trademarked as Referenced-EEGSM ("rEEG SM"), this patented technology allows CNS to create and provide simple reports ("rEEG Reports") that specifically assist physicians to treatment strategies based on the patient's own physiology. The vast majority of these patients were considered long-term "treatment-resistant", the most challenging, high-risk and expensive category to treat.

         rEEG identifies relevant neurophysiology that is variant from the norm and identifies medications that have successfully treated database patients having similar aberrant physiology. It does this by comparing a patient's standard digital EEG to a normative database. This identifies the presence of any pathophysiology. The rEEG process then compares the stratified set of patients with similar pathophysiology to our CNS Database and reports on relative medication success for this stratified group. Upon completion, the physician is provided the analysis in a report detailing and ranking classes of agents (and specific agents within the class) by treatment success.

         We believe the key factors that will drive broader adoption of rEEG will be acceptance by healthcare providers of its clinical benefits, demonstration of the cost-effectiveness of using our test, reimbursement by third-party payors, expansion of our sales force and awareness by patients.

         Since our inception, we have generated significant net losses. As of March 31, 2008, we had an accumulated deficit of $13.6 million and incurred operating losses of $1.3 million and $2.4 million for the three and six months then ended. We expect our net losses to continue for at least the next several years. We anticipate that a substantial portion of our capital resources and efforts will be focused on research and development, scale up of our commercial organization, and other general corporate purposes. Research and development projects include the completion of clinical trials which are necessary to validate the efficacy of our products and services across different types of behavioral disorders, the enhancement of the CNS Database and the identification of new medications that are often combinations of approved drugs.

RECENT EVENTS

         Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a "shell company" with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNS Response, Inc., a California corporation ("CNS California"), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary ("MergerCo") pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the "Merger"). On March 7, 2007, the Merger closed, CNS California became our wholly-owned subsidiary, and on the same date we changed our corporate name from Strativation, Inc. to CNS Response, Inc.

PRINCIPAL TERMS OF THE MERGER

         At the Effective Time of the Merger (as defined in the Merger Agreement, as amended on February 23, 2007), MergerCo was merged with and into CNS California, the separate existence of MergerCo ceased, and CNS California continued as the surviving corporation at the subsidiary level. We issued an aggregate of 17,744,625 shares of our common stock to the stockholders of CNS California in exchange for 100% ownership of CNS California. Additionally, we assumed an aggregate of 8,407,517 options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by CNS California.

         Immediately prior to the closing of the Merger, we had outstanding 868,990 shares of common stock. Immediately after the closing of the Merger, and without taking into consideration the Private Placement offering described below, we had 18,696,948 outstanding shares of common stock, and options and warrants to purchase 8,407,517 shares of common stock.

PRIVATE PLACEMENT TRANSACTION

         On March 7, 2007, simultaneous with the closing of the Merger, we received gross proceeds of approximately $7,008,450 in a private placement transaction (the "Private Placement") with institutional investors and other high net worth individuals ("Investors"). On May 16, 2007, the Company received additional gross proceeds of $797,300 from the second closing of the Private Placement. Pursuant to Subscription Agreements entered into with these Investors, we sold 6,504,758 Investment Units, at $1.20 per Investment Unit. Each "Investment Unit" consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common Stock, at an exercise price of $1.80 per share (the "Investor Warrants"). After commissions and expenses, we received net proceeds of approximately $6,748,400 in the Private Placement.

         Brean Murray Carret & Co. ("Brean Murray") acted as placement agent and corporate finance advisor in connection with the Private Placement. For their services as placement agent and financial advisor, pursuant to the terms of an Engagement Agreement between CNS California and Brean Murray, Brean Murray received a retainer in the form of 83,333 shares of our common stock (having a deemed value of $100,000) upon the closing of the Private Placement. We also paid Brean Murray a fee equal to 8% of the funds raised in the Private Placement, or approximately $624,500 of the gross proceeds from the financing. In addition, Brean Murray received warrants (the "Placement Agent Warrants") to purchase shares of our common stock in amounts equal to (i) 8% of the shares of common stock sold by Brean Murray in the Private Placement (520,380 warrants at an exercise price of $1.44 per share), and (ii) 8% of the shares underlying the Investor Warrants sold by Brean Murray in the Private Placement (156,114 warrants at an exercise price of $1.80 per share). The Placement Agent Warrants are fully vested and have a term of 5 years. We also paid $88,000 in costs, fees and expenses incurred by Brean Murray in connection with the Private Placement. We expressly assumed CNS California's agreement with Brean Murray upon the closing of the Merger. Pursuant to this agreement, Brean Murray has a right of first refusal to represent us in certain corporate finance transactions for a period of one year following the closing of the Private Placement.

         REGISTRATION RIGHTS AGREEMENTS

         Under the terms of the Subscription Agreements between us and the Investors in the Private Placement, we were obligated to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "SEC") within 45 days following the closing (the "Registration Statement") to permit the resale of the shares of common stock sold in the Private Placement and purchasable under the warrants sold in the Private Placement. The Company's Registration Statement on Form SB-2 was filed on May 22, 2007 with the Securities and Exchange Commission.

         The Subscription Agreements also require us to use our reasonable best efforts to obtain the effectiveness of the Registration Statement not later than 150 days after the closing of the Private Placement, subject to certain exceptions. After obtaining the effectiveness of the Registration Statement, we are further obligated to use our reasonable best efforts to maintain the effectiveness of the Registration Statement until all such shares registered thereby may be sold without restriction pursuant to Rule 144 promulgated under the Securities Act of 1933, except that investors may not be able to sell their shares under the Registration Statement during periods when we may be required to update the information contained in that Registration Statement under applicable securities laws. If we fail to satisfy our obligations for obtaining effectiveness of the Registration Statement within 150 days after the closing of the Private Placement we must pay liquidated cash damages to the investors in the offering in an aggregate amount equal to 1% of the Investment Unit purchase price for each share registered, per month that elapses after such failure until the earlier of (a) the date the Registration Statement is filed or becomes effective, as applicable, or (b) the date that is one year from the closing of the Private Placement. The Company's Registration Statement on Form SB-2 initially became effective on June 22, 2007. The Company filed a Post-Effective amendment to its Registration Statement on March 10, 2008, which became effective on March 13, 2008, to include its financial statements for the year ended September 30, 2007 in the Registration Statement.

         Under the terms of a Registration Rights Agreement entered into between us and the majority stockholders of our common stock immediately prior to the Merger, we were also obligated to include up to 767,103 shares of our common stock on the Registration Statement described above. The registration rights attaching to the shares held by these stockholders are not transferable with such shares. Our former majority stockholders have identical registration rights to those provided to the investors, except they do not have the right to liquidated damages as provided in the Subscription Agreements. A total of 767,103 shares of our Common Stock held by our former majority shareholder were registered for resale on our registration statement.

         In addition to the registration rights described above, the holders of the shares (i) sold in the Private Placement, (ii) issuable upon exercise of the Investor Warrants, (iii) held by the our majority stockholders prior to the Merger, (iv) issuable upon exercise of the Placement Agent Warrants or otherwise under the Engagement Agreement with the Placement Agent, and (v) issued upon conversion of CNS California Series A Preferred Stock, CNS California Series B Preferred Stock and certain shares of CNS California Common Stock under the terms of the Merger Agreement, each have piggy-back registration rights with respect to such shares effective September 7, 2007, and demand registration rights with respect to such shares effective March 7, 2008.

         After the completion of the Private Placement and the Merger, we had an aggregate of 25,303,462 shares of common stock outstanding, with the former CNS California shareholders and the investors in the Private Placement owning in the aggregate 24,351,139 shares of our common stock, which represented approximately

96.2% of our issued and then outstanding shares of common stock. Our stockholders immediately prior to the Merger and Private Placement owned approximately 3.4% of our outstanding common stock (or, 868,990 shares of our common stock) immediately after completion of these transactions.

         FINANCIAL OPERATIONS OVERVIEW

         REVENUES

         We derive our revenues from two sources: (i) the sale of rEEG analysis and related reports to physicians and (ii) patient service revenue in our clinic.

         SALE OF REEG REPORTS

         Physicians are generally billed upon delivery of the rEEG Report. The list prices of our rEEG Reports range from $200 to $800, with $400 being the most frequent charge.

         REVENUES FROM CLINIC

         Patient service revenue is generated as a result of providing services to patients on an outpatient basis. Patient service revenue is recorded at our established billing rates less contractual adjustments. Generally, collection in full is not expected on our established billing rates. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts due from third-party payors at contractually determined rates.

         COST OF REVENUES

         Cost of revenues represents the cost of direct labor, and costs associated with external processing, analysis and consulting review necessary to render an individualized test result. Costs associated with performing our test are recorded as tests are processed. We are currently evaluating the feasibility of hiring our own personnel to perform most of the processing and analysis necessary to render a rEEG Report.

         RESEARCH AND DEVELOPMENT

         Research and development expenses primarily represent costs incurred to design and conduct clinical studies, improve rEEG processing, add data to the CNS Database, improve analytical techniques and advance application of the methodology to additional clinical diagnosis. We charge all research and development expenses to operations as they are incurred.

         SALES AND MARKETING

         Our selling and marketing expenses consist primarily of personnel costs and the costs of educating physicians, laboratory personnel and other healthcare professionals regarding our product.

         GENERAL AND ADMINISTRATIVE

         Our general and administrative expenses consist primarily of personnel related costs, legal costs, accounting costs and other professional and administrative costs.

         CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

         This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

                 The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

         REVENUE RECOGNITION- We have generated limited revenues since our inception. Revenues for our product are recognized when an rEEG Report is delivered to the physician. Patient service revenues are recognized when the services are performed.

         STOCK-BASED COMPENSATION EXPENSE- Stock-based compensation expense, which is a non-cash charge, results from stock option grants. Pursuant to SFAS No. 123(R), compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

         RECENT ACCOUNTING PRONOUNCEMENTS

         See Note 3 to Notes to Condensed Consolidated Financial Statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

RESULTS OF OPERATIONS

         We operate in two business segments: reference laboratory and clinic. Reference laboratory provide reports ("rEEG Reports") that assist physicians with treatment strategies for patients with behavioral (psychiatric and/or addictive) disorders based on the patient's own physiology. Clinic operates Neuro-Therapy Clinic, PC ("NTC"), a full service psychiatric practice.

         The  following  tables  show  operating   results  for  our  reportable
segments, along with a reconciliation from segment gross profit to (loss) from operations.

                                              Three months ended March 31, 2008
                               ------------------------------------------------------------
                                Reference
                                Laboratory        Clinic       Eliminations        Total
                               ------------    ------------    ------------    ------------
Revenues ...................   $     42,800    $    180,600    $     (7,000)   $    216,400
                               ------------    ------------    ------------    ------------

Operating expenses:
  Cost of revenues .........         59,500           7,000          (7,000)         59,500
  Research and development .        534,100                                         534,100
  Sales and marketing ......        204,900           3,200                         208,100
  General and administrative        555,800         197,000                         752,800
                               ------------    ------------                    ------------
  Total operating expenses .      1,354,300         207,200          (7,000)      1,554,500
                               ------------    ------------    ------------    ------------

Loss from operations .......   $ (1,311,500)   $    (26,600)   $          0    $ (1,338,100)
                               ============    ============    ============    ============


                                               Six months ended March 31, 2008
                               ------------------------------------------------------------
                                Reference
                                Laboratory        Clinic       Eliminations        Total
                               ------------    ------------    ------------    ------------
Revenues ...................   $    101,500    $    180,600    $     (7,000)   $    275,100
                               ------------    ------------    ------------    ------------

Operating expenses:
  Cost of revenues .........         97,400           7,000          (7,000)         97,400
  Research and development .        906,600                                         906,600
  Sales and marketing ......        243,600           3,200                         246,800
  General and administrative      1,227,400         197,000                       1,424,400
                               ------------    ------------                    ------------
  Total operating expenses .      2,475,000         207,200          (7,000)      2,675,200
                               ------------    ------------    ------------    ------------

Loss from operations .......   $ (2,373,500)   $    (26,600)   $          0    $ (2,400,100)
                               ============    ============    ============    ============


        The acquisition of NTC was effected on January 15, 2008 and accounted under the purchase method of accounting; accordingly, our consolidated financial statements include the operations of NTC from January 16, 2008. Therefore, unless otherwise indicated, the following comparisons of the results of operations for the three and six months ended March 31, 2008 and the three and six months ended March 31, 2007 pertain only to our reference laboratory segment.

        NTC is a center for highly-advanced testing and treatment of neuropsychiatric problems, including learning, attentional and behavioral challenges, mild head injuries, as well as depression, anxiety, bipolar and all other common psychiatric disorders. Through this acquisition, CNS expects to advance neurophysiology data collection, beta-test planned technological advances in rEEG, advance physician training in rEEG and investigate practice development strategies associated with rEEG.

                 COMPARISON OF THREE MONTHS ENDED MARCH 31, 2008
                      AND THREE MONTHS ENDED MARCH 31, 2007

       The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ---------------------
                                                          2008           2007
                                                         ------         ------

Revenues .........................................          100%           100%
Cost of revenues .................................          139             45
                                                         ------         ------

Gross profit .....................................          (39)            55
Research and development .........................        1,248            410
Sales and marketing ..............................          479             33
General and administrative expenses ..............        1,299          1,030
                                                         ------         ------

Operating loss ...................................       (3,065)        (1,418)
Other income (expense), net ......................           71           (200)
                                                         ------         ------

Net loss .........................................       (2,994)%       (1,618)%
                                                         ======         ======


       REVENUES

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Revenues........................   $       42,800   $       66,100       (35)%

         The number of rEEG Reports delivered for the period decreased from 165 in 2007 to 125 in 2008 while the price per report decreased from approximately $400 to $340. We recently hired a new president whose main focus is the commercialization of our product, and accordingly, we expect to begin to scale up our sales and marketing efforts in fiscal 2008. However, we do not expect to drive broader adoption of reports based on our rEEG technology until the completion in late 2008 of our multi-site clinical study to validate the efficacy of our product. Accordingly, we anticipate that revenues will not increase materially until fiscal 2009.

       COST OF REVENUES

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Cost of revenues................   $       59,500   $       29,600       101%

         Cost of revenues consists of payroll costs, consulting costs, and other miscellaneous charges. Consulting costs primarily represent external costs associated with the processing and analysis of rEEG Reports and range between $75 and $100 per rEEG Report. Cost of revenues for the three months ended March 31, 2008 increased from the comparable period for 2007 as a result of increases in bonus expense, vacation expense and stock-based compensation. We expect costs of revenues will increase on an absolute basis as we deliver more rEEG Reports. However, we expect cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency.

       RESEARCH AND DEVELOPMENT

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Research and development........   $      534,100   $      271,100        97%

         Research and development expenses consist of clinical studies, costs to identify indications of approved drugs and drug candidates, patent costs, consulting fees, payroll costs, expenses related to database enhancements, and other miscellaneous costs. Research and development costs increased for the three month period ended March 31, 2008 from the comparable period for 2007 as a result of increases in: (i) expenses relating to clinical studies, (ii) patent costs, (iii) recruiting costs, and (iv) payroll costs. The increase in expenses relating to clinical studies is attributable to our expansion and acceleration of a clinical study with the goal of driving market acceptance of our rEEG technology. Patent costs increased as we continued to protect our innovations, development and discoveries. Recruiting costs increased as we intensified our search for various employees. Payroll increased due to the hiring of our Chief Medical Officer, and increases in bonus expense, vacation expense and stock-based compensation. We expect research and development expenses to continue to increase as we attempt to accelerate the identification of approved drugs and drug candidates, complete studies to validate the efficacy of our product, acquire new data for our database and hire additional employees.

          SALES AND MARKETING

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Sales and marketing.............   $      204,900   $       21,500       853%

         Sales and marketing expenses consist primarily of consulting fees, payroll costs and travel costs. Sales and marketing expenses increased for the three month period ended March 31, 2008 from the comparable period for 2007 as a result of the hiring of consultants to expand our sales and marketing efforts, the hiring of an additional salesperson and increased travel. We expect sales and marketing costs to increase in fiscal 2008 as we continue to expand our sales and marketing efforts.

          GENERAL AND ADMINISTRATIVE EXPENSES

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

General and administrative
   expenses.....................   $      555,800   $      680,500       (18)%

         General and administrative expenses for the three months ended March 31, 2008 primarily relate to salaries (including stock-based compensation), costs associated with being a public company and professional fees. General and administrative expenses for the three months ended March 31, 2007 primarily relate to salaries and a $475,000 advisory fee paid to Richardson & Pattel, LLP in connection with our merger transaction that will not recur. Excluding the advisory fee paid in 2007, the increase in general and administrative expenses for the three month period ended March 31, 2008 as compared to the comparable period for 2007 is primarily attributable to increases in payroll due to the hiring of a new president, increases in bonus expense, vacation expense and stock-based compensation, and increases in the costs associated with being a public company. Costs associated with being a public company include certain legal and accounting costs, premiums for directors and officers insurance and costs for investor relations. We expect general and administrative costs to continue to increase as we expand our staff and incur costs associated with being a public reporting company, including costs relating to compliance with the Sarbanes-Oxley Act of 2002.

          INTEREST INCOME (EXPENSE)

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Interest Income (Expense), net..   $       30,200   $     (142,200)       *
* Not meaningful

         For the three month period ended March 31, 2008, net interest income was $30,200 and consisted of interest income of $37,700 offset by interest expense of $7,500. For the three month period ended March 31, 2007, net interest expense was $142,200 and consisted primarily of interest expense ascribable to the value of a warrant issued to NuPharm Database, LLC. We expect net interest income to decrease as available cash decreases due to expected operating losses.

         OTHER INCOME

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Other Income....................   $            0   $        9,900        *
* Not meaningful

       Other income for the three month period ended March 31, 2007 was $9,900 and consisted of gains from settlement of payables at a discount to the recorded amounts in 2007. Other income for the three month period ended March 31, 2008 was zero.

       NET LOSS

                                    THREE MONTHS     THREE MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Net Loss........................   $   (1,281,300)  $   (1,069,700)       20%

       The increase in net loss of $211,600 is due primarily to an increase in stock-based compensation, increases in the cost of clinical studies and increases in payroll costs offset by a decrease in an advisory fee of $475,000 paid in 2007 in connection with our merger transaction. We expect to incur net losses for the next few years as we continue to improve our rEEG technology and reaffirm its validity through clinical studies, attempt to accelerate the identification of approved drugs and drug candidates, increase the penetration of our products in the marketplace, and hire additional personnel.

                COMPARISON OF SIX MONTHS ENDED MARCH 31, 2008 AND
                        SIX MONTHS ENDED MARCH 31, 2007

         The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

                                                            SIX MONTHS ENDED
                                                                MARCH 31,
                                                         ---------------------
                                                          2008           2007
                                                         ------         ------

Revenues .........................................          100%           100%
Cost of revenues .................................           96             68
                                                         ------         ------
Gross profit .....................................            4             32
Research and development .........................          893            400
Sales and marketing ..............................          240             42
General and administrative expenses ..............        1,209            776
                                                         ------         ------
Operating loss ...................................       (2,338)        (1,286)
Other income (expense), net ......................           83         (1,187)
                                                         ------         ------
Net loss .........................................       (2,255)%       (1,304)%
                                                         ======         ======


         REVENUES

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Revenues........................   $      101,500   $      112,700       (10)%

         The number of rEEG Reports delivered for the period decreased from 300 in 2007 to 292 in 2008 while the price per report decreased from approximately $375 to $350. We recently hired a new president whose main focus is the commercialization of our product, and accordingly, we expect to begin to scale up our sales and marketing efforts in fiscal 2008. However, we do not expect to drive broader adoption of reports based on our rEEG technology until the completion in late 2008 of our multi-site clinical study to validate the efficacy of our product. Accordingly, we anticipate that revenues will not increase materially until fiscal 2009.

         COST OF REVENUES

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Cost of revenues................   $       97,400   $       76,600        27%

         Cost of revenues consists of payroll costs, consulting costs, and other miscellaneous charges. Consulting costs primarily represent external costs associated with the processing and analysis of rEEG Reports and range between $75 and $100 per rEEG Report. Cost of revenues for the six months ended March 31, 2008 increased from the comparable period for 2007 as a result of increases in bonus expense, vacation expense and stock-based compensation. We expect costs of revenues will increase as an absolute number as we deliver more rEEG Reports. However, we expect cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency.

         RESEARCH AND DEVELOPMENT

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Research and development........   $      906,600   $      451,200       101%

         Research and development expenses consist of clinical studies, costs to identify indications of approved drugs and drug candidates, patent costs, consulting fees, payroll costs, expenses related to database enhancements, and other miscellaneous costs. Research and development costs increased for the six month period ended March 31, 2008 from the comparable period for 2007 as a result of increases in: (i) expenses relating to clinical studies, (ii) patent costs, (iii) recruiting costs, and (iv) payroll costs. The increase in expenses relating to clinical studies is attributable to our expansion and acceleration of a clinical study with the goal of driving market acceptance of our rEEG technology. Patent costs increased as we continued to protect our innovations, developments and discoveries. Recruiting costs increased as we intensified our search for various employees. Payroll increased due to the hiring of our Chief Medical Officer, and increases in bonus expense, vacation expense and stock-based compensation. We expect research and development expenses to continue to increase as we attempt to accelerate the identification of approved drugs and drug candidates, complete studies to validate the efficacy of our product, acquire new data for our database and hire additional employees.

         SALES AND MARKETING

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Sales and marketing.............   $      243,600   $       47,500       413%

         Sales and marketing expenses consist primarily of consulting fees, payroll costs and travel costs. Sales and marketing expenses increased for the six month period ended March 31, 2008 from the comparable period for 2007 as a result of the hiring of consultants to expand our sales and marketing efforts, the hiring of an additional salesperson and increased travel. We expect sales and marketing costs to increase in fiscal 2008 as we continue to expand our sales and marketing efforts.

         GENERAL AND ADMINISTRATIVE EXPENSES

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

General and administrative
   expenses ....................   $    1,227,400   $      874,700       40%

         General and administrative expenses for the six months ended March 31, 2008 primarily relate to salaries (including stock-based compensation), costs associated with being a public company and professional fees. General and administrative expenses for the six months ended March 31, 2007 primarily relate to salaries, certain fees paid to financial regulatory agencies and a $475,000 advisory fee paid to Richardson & Pattel, LLP in connection with our merger transaction, that will not recur. The increase in general and administrative expenses for the six month period ended March 31, 2008 as compared to the comparable period for 2007 is primarily attributable to increases in payroll due to the hiring of a new president, increases in bonus expense, vacation expense and stock-based compensation, and increases in the costs associated with being a public company. Costs associated with being a public company include certain legal and accounting costs, premiums for directors and officers insurance and costs for investor relations. We expect general and administrative costs to continue to increase as we expand our staff and incur costs associated with being a public reporting company, including costs relating to compliance with the Sarbanes-Oxley Act of 2002.

         INTEREST EXPENSE

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Interest (Income) Expense.......   $      (84,200)  $      193,200        *
* Not meaningful

         For the six month period ended March 31, 2008, net interest income was $84,200 and consisted of interest income of $93,300 offset by interest expense of $8,100. For the six months ended March 31, 2007, interest expense was $193,200 and consisted of $189,800 relating to interest expense from the ascribed value of a warrant issued to NuPharm Database, LLC, interest expense from promissory notes and other interest bearing accounts of $13,300 offset by interest income of $9,900. We expect net interest income to decrease as available cash decreases due to expected operating losses.

         OTHER INCOME

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Other Income....................   $            0   $       61,700        *
* Not meaningful

         Other income for the six months ended March 31, 2007 was $61,700 and consisted of gains from settlement of payables at a discount to the recorded amounts in 2007. Other income for the six months ended March 31, 2008 was zero.

         NET LOSS

                                    SIX MONTHS        SIX MONTHS
                                       ENDED             ENDED        PERCENT
                                   MARCH 31, 2008   MARCH 31, 2007     CHANGE
                                   --------------   --------------   -----------

Net Loss........................   $   (2,290,100)  $   (1,469,600)       56%

       The increase in net loss of $820,500 is due primarily to an increase in stock-based compensation, increases in the cost of clinical studies and increases in payroll costs offset by a decrease in an advisory fee of $475,000 paid in 2007 in connection with our merger transaction. We expect to incur net losses for the next few years as we continue to improve our rEEG technology and reaffirm its validity through clinical studies, attempt to accelerate the identification of approved drugs and drug candidates, increase the penetration of our products in the marketplace, and hire additional personnel.

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 2008, we had cash and cash equivalents of approximately $4.1 million and a working capital balance of approximately $3.5 million. As of March 31, 2007, we had cash and cash equivalents of approximately $5.8 million and a working capital balance of approximately $5.4 million. Our positive cash balance results primarily from funds received in connection with our private placement transaction completed in May 2007 in which we raised gross proceeds of $7.8 million.

         We expect to continue to incur substantial operating losses in the future and to make capital expenditures to keep pace with the expansion of our research and development programs and to scale up our commercial operations. We expect that our existing cash will be used to fund working capital and for capital expenditures and other general corporate purposes. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, such as the progress of our product development, regulatory requirements, commercialization efforts and the amount of cash used by operations.

         We believe that our existing cash and cash equivalents will be sufficient to fund our minimum working capital and capital expenditure needs for at least the next nine months. However, if our working capital requirements or capital expenditures are greater than we expect, or if we expand our business by acquiring complementary businesses or assets, we may need to raise additional debt or equity financing. We are continually evaluating various financing strategies to be used to expand our business and fund future growth. There can be no assurance that additional debt or equity financing will be available on acceptable terms or at all. We currently do not have any material commitments for capital expenditures.

         CASH FLOWS

         We have satisfied our working capital requirements primarily through the sale of equity securities and through debt financings. For the six months ended March 31, 2008, we had a net decrease in cash of $1.7 million. Cash flows from operating, financing and investing activities for the six months ended March 31, 2008 and 2007 are summarized in the following table:

                                                          THREE MONTHS
                                                         ENDED MARCH 31,
                                                 ------------------------------
ACTIVITY:                                            2008               2007
------------------------------------------       -----------        -----------

Operating activities .....................       $(1,633,800)       $(1,634,300)
Investing activities .....................           (31,800)            (7,100)
Financing activities .....................           (43,000)         7,819,600
                                                 -----------        -----------
Net (decrease) increase in cash ..........       $(1,708,600)       $ 6,178,200
                                                 ===========        ===========

         OPERATING ACTIVITIES

         Net cash used in operating activities was approximately $1.7 million and $1.6 million for the six months ended March 31, 2008 and 2007, respectively. The increase in net cash used of $74,300 was primarily due to an increase in net loss explained above offset by a decrease in the use of cash for operating assets and liabilities.

         INVESTING ACTIVITIES

         Net cash used in investing activities was approximately $31,800 and $7,100 for the six months ended March 31, 2008 and 2007, respectively. Our investing activities for the six months ended March 31, 2008 consisted primarily of the purchase of property and equipment. We expect amounts used in investing activities to increase as we continue to purchase property and equipment.

         FINANCING ACTIVITIES

         Net cash used in financing activities was $43,000 for the six months ended March 31, 2008 and consisted primarily of payments on a note payable to an officer and the incurrence of deferred offering costs. Cash provided by financing activities was $7.8 million for the six months ended March 31, 2007 and primarily reflects net proceeds received in private placement transactions.

INCOME TAXES

         Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for federal income taxes for any periods presented. As of September 30, 2007, we had net operating loss carryforwards for federal income tax purposes of $8.1 million. If not utilized, the federal net operating loss carryforwards will expire beginning in 2022. Utilization of net operating loss and credit carryforwards may be subject to a substantial annual limitation due to restrictions contained in the Internal Revenue Code that are applicable if we experience an "ownership change". The annual limitation may result in the expiration of our net operating loss and tax credit carryforwards before they can be used.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

         As of March 31, 2008, we had no significant contractual obligations. In addition, at March 31, 2008, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

CAUTIONARY STATEMENTS AND RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this report before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of the money you paid to purchase our common stock.

RISKS RELATED TO OUR COMPANY

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY BASED ON CUSTOMER ACCEPTANCE OF OUR PRODUCTS.

         Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. If customers don't accept our products, our sales and revenues would decline, resulting in an increase in our net loss.

WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO EVALUATE OUR FUTURE PERFORMANCE.

         Our operating subsidiary, CNS California, which we acquired in the merger, was incorporated in 2000 and therefore has a limited operating history. Therefore, investors have limited substantive financial information on our prior operations to evaluate our stock as an investment. Our potential must be viewed in light of the problems, expenses, difficulties, delays and complications often encountered in the operation of a new business. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects.

IF OUR REEG REPORTS DO NOT GAIN WIDESPREAD MARKET ACCEPTANCE, THEN OUR REVENUES MAY NOT EXCEED OUR EXPENSES.

         We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient's brain and information contained in a proprietary database that has been developed over the last twenty years. We began selling rEEG analytical services and associated reports, referred to as rEEG Reports, based on our methodology in 2000. To date, we have not received widespread market acceptance of the usefulness of our rEEG Reports in helping psychiatrists and physicians in their treatment strategies for patients suffering from behavioral and/or addictive disorders. If we fail to achieve widespread market acceptance for our rEEG Reports, we will not be able to grow our revenues.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND OUR STOCK PRICE COULD DECLINE OR FLUCTUATE IF OUR RESULTS DO NOT MEET THE EXPECTATION OF ANALYSTS OR INVESTORS.

         Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

         o the use of and demand for rEEG analytical services and other products and/or services that we may offer in the future that are based on our patented methodology.

         o        the effectiveness of new marketing and sales programs.

         o        turnover among our employees.

         o        changes in management.

         o the introduction of products or services that are viewed in the marketplace as substitutes for the services we provide.

         o        communications  published by industry  organizations  or other
                  professional   entities  in  the   psychiatric  and  physician
                  community that are unfavorable to our business.

         o the introduction of regulations which impose additional costs on or impede our business.

         o the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our rEEG Reports, and research and development.

         o        Competitive efforts.

         As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

IF THE ESTIMATES WE MAKE, AND THE ASSUMPTIONS ON WHICH WE RELY IN PREPARING OUR FINANCIAL STATEMENTS PROVE INACCURATE, OUR ACTUAL RESULTS MAY VARY FROM THOSE REFLECTED IN OUR FINANCIAL STATEMENTS.

         Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. This includes estimates and judgments regarding revenue recognition, allowances for doubtful accounts, valuation of derivatives, warrants and other equity transactions. We base our estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances at the time such estimates and judgments were made. There can be no assurance, however, that our estimates and judgments, or the assumptions underlying them, will be correct.

WE  MAY  NEED   ADDITIONAL   FUNDING  TO  SUPPORT  OUR  OPERATIONS  AND  CAPITAL
EXPENDITURES, WHICH MAY NOT BE AVAILABLE TO US AND WHICH LACK OF AVAILABILITY COULD ADVERSELY AFFECT OUR BUSINESS.

         We have not generated significant revenues or become profitable, may never do so, and may not generate sufficient working capital to cover costs of operations. We intend to fund our operations and capital expenditures from revenues, our cash on hand and the net proceeds of our private placement that we concluded in May of 2007. As a result of our private placement, we believe that we will have sufficient funds to finance the cost of our operations, our operating and management infrastructure, and planned expansion for the next 9 months. However, in the event we expand our operations more aggressively then we currently anticipate, we may need to raise additional cash through private equity offerings, debt financings, borrowings or strategic collaborations until we can generate a sufficient amount of product revenues to finance our cash requirements. In addition, we may need to raise additional funds to pursue business opportunities (such as acquisitions of complementary businesses), to react to unforeseen difficulties, such as the need to defend or enforce our intellectual property rights, to respond to competitive pressures, or to obtain regulatory approvals needed to market our services and/or products.

         We currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy. This limitation could substantially harm our business, results of operations and financial condition.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY, WHICH COULD RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS.

         The healthcare business in general, and the behavioral health treatment business in particular, are highly competitive. In the event that we are unable to convince physicians, psychiatrists and patients of the efficacy of our products and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, which could negatively impact our sales and profitability.

OUR REEG REPORTS MAY NOT BE AS EFFECTIVE AS WE BELIEVE THEM TO BE, WHICH COULD LIMIT OR PREVENT US FROM GROWING OUR REVENUES.

         Our belief in the efficacy of our rEEG technology is based on a limited number of studies. Such results may not be statistically significant, and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have been announced and that are planned for the future, may yield results that do not demonstrate the efficacy of rEEG that we have experienced in our initial studies. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our rEEG technology, including the delivery of our rEEG Reports, could decline substantially and therefore harm our operating results and stock price.

IF WE DO NOT MAINTAIN AND EXPAND OUR RELATIONSHIPS IN THE PSYCHIATRIC AND PHYSICIAN COMMUNITY, OUR GROWTH WILL BE LIMITED AND OUR BUSINESS COULD BE HARMED. IF PSYCHIATRISTS AND OTHER PHYSICIANS DO NOT RECOMMEND AND ENDORSE OUR PRODUCTS AND SERVICES, OUR SALES MAY DECLINE OR WE MAY BE UNABLE TO INCREASE OUR SALES, AND IN SUCH INSTANCES OUR PROFITABILITY WOULD BE HARMED.

         Purchases by psychiatrists and physicians of our rEEG Reports currently account for a significant amount of our revenue. Consequently, our relationships with psychiatrists and physicians are critical to our continued growth. We believe that these relationships are based on the quality and ease of use of our rEEG Reports, our commitment to the behavioral health market, our marketing efforts, and our presence at tradeshows such as the American Psychiatric Association annual meeting. Any actual or perceived diminution in our reputation or the quality of our rEEG Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and product promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

         To sell our rEEG Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our rEEG Reports depends on educating psychiatrists and physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity, and cost-effectiveness of our rEEG Reports and on training the medical community to properly understand and utilize our rEEG Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our rEEG Reports, we may be unable to increase our sales and profitability.

NEGATIVE PUBLICITY OR UNFAVORABLE MEDIA COVERAGE COULD DAMAGE OUR REPUTATION AND HARM OUR OPERATIONS.

         In the event that the marketplace perceives our rEEG Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased


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regulation  and  governmental  review.  If we  were  to  receive  such  negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our rEEG Reports would be adversely affected, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our rEEG technology, we may be required to change our products and services and become subject to increased regulatory burdens, and we may be required to pay large judgments or fines. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

IF WE DO NOT SUCCESSFULLY GENERATE ADDITIONAL PRODUCTS AND SERVICES FROM OUR PATENTED METHODOLOGY AND PROPRIETARY DATABASE, OR IF SUCH PRODUCTS AND SERVICES ARE DEVELOPED BUT NOT SUCCESSFULLY COMMERCIALIZED, THEN WE COULD LOSE REVENUE OPPORTUNITIES.

         Currently, our primary business is the sale of rEEG Reports to psychiatrists and physicians based on our rEEG methodology and proprietary database. In the future, we may utilize our patented methodology and proprietary database to produce pharmaceutical advancements and developments. For instance, we may use our patented methodology and proprietary database to identify new medications that are promising in the treatment of behavioral health disorders, identify new uses of medications which have been previously approved, and identify new patient populations that are responsive to medications in clinical trials that have previously failed to show efficacy in United States Food & Drug Administration (FDA) approved clinical trials. The development of new pharmaceutical applications that are based on our patented methodology and proprietary database will be costly, since we will be subject to additional regulations, including the need to conduct expensive and time consuming clinical trials.

         In addition, to successfully monetize our pharmaceutical opportunity, we will need to enter into strategic alliances with biotechnology or pharmaceutical companies that have the ability to bring to market a medication, an ability which we currently do not have. We maintain no pharmaceutical manufacturing, marketing or sales organization, nor do we plan to build one in the foreseeable future. Therefore, we are reliant upon approaching and successfully negotiating attractive terms with a partner who has these capabilities. No guarantee can be made that we can do this on attractive terms. If we are unable to find strategic partners for our pharmaceutical opportunity, our revenues may not grow as quickly as we desire, which could lower our stock price.

IN THE EVENT THAT WE PURSUE OUR PHARMACEUTICAL OPPORTUNITIES, WE OR ANY DEVELOPMENT PARTNERS THAT WE PARTNER WITH WILL LIKELY NEED TO CONDUCT CLINICAL TRIALS. IF SUCH CLINICAL TRIALS ARE DELAYED OR UNSUCCESSFUL, IT COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We have no experience conducting clinical trials of psychiatric medications and in the event we conduct clinical trials, we will rely on outside parties, including academic investigators, outside consultants and contract research organizations to conduct these trials on our behalf. We will rely on these parties to assist in the recruitment of sites for participation in clinical trials, to maintain positive relations with these sites, and to ensure that these sites conduct the trials in accordance with the protocol and our instructions. If these parties renege on their obligations to us, our clinical trials may be delayed or unsuccessful.

         In the event we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot assure you that we will be successful in reaching the endpoints in these trials, or if we do, that the FDA or other regulatory agencies will accept the results.

     Any of the following could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:


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


         o delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

         o delays in enrolling patients and volunteers into clinical trials;

         o        lower  than  anticipated   retention  rates  of  patients  and
                  volunteers in clinical trials;

         o negative results from clinical trials for any of our potential products; and

         o failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential products.

         If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits or if the projected development timeline is inconsistent with our determination of when we need to get the product to market, we may choose to stop a clinical trial and/or development of a product.

IF WE DO NOT DEVELOP AND IMPLEMENT A SUCCESSFUL SALES AND MARKETING STRATEGY, WE MAY NOT EXPAND OUR BUSINESS SUFFICIENTLY TO COVER OUR EXPENSES.

         We currently rely on a limited number of employees to market and promote our rEEG Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our rEEG Reports by psychiatrists and physicians and higher additional employees for this purpose. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business.

WE MAY FAIL TO SUCCESSFULLY MANAGE AND MAINTAIN THE GROWTH OF OUR BUSINESS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational, and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially trained sales force to market our rEEG Reports.

         In addition, we have maintained a small financial and accounting staff, and our reporting obligations as a public company, as well as our need to comply with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC will continue to place significant demands on our financial and accounting staff, on our financial, accounting and information systems and on our internal controls. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls in order to fulfill our reporting responsibilities and to support expected growth in our business. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals or to satisfy our reporting and other obligations as a public company.

WE MAY INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM COMMERCIALIZING OR DEVELOPING PRODUCTS AS A RESULT OF AN INTELLECTUAL PROPERTY INFRINGEMENT CLAIM.

         Our commercial success depends, in part, on our ability to operate without infringing the patents and proprietary rights of third parties. Infringement proceedings are long, costly and time-consuming and their outcome is uncertain.

         If we become involved in any patent infringement litigation, interference or other administrative proceedings related to our products, we will incur substantial expenses and the time and effort of our management and


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


scientific personnel, will be significantly diverted. As a result of such litigation or proceedings, we could lose our proprietary position, and be restricted from selling, manufacturing or distributing the affected product(s), incur substantial damage awards, including punitive damages, or be required to seek third party licenses at terms that may be unattractive, or we may fail to acquire the license.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH IS THE CORE OF OUR BUSINESS.

         We consider the protection of our intellectual property to be critical to our business prospects. We currently have two issued U.S. patents, and we have filed separate patent applications in multiple foreign jurisdictions.

         In the future, if we fail to file patent applications in a timely manner, or in the event we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

         With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that do issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter but that can be used in the treatment of behavioral health disorders.

         In addition, even if we are issued additional patents covering our products, we cannot predict with certainty whether or not we will be able to enforce our proprietary rights, and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time consuming litigation or reexamination proceedings to protect our intellectual property rights, and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

         We also utilize processes and technology that constitute trade secrets, such as our outcomes database, and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

         While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

CONFIDENTIALITY  AGREEMENTS  WITH  EMPLOYEES,   LICENSEES  AND  OTHERS  MAY  NOT
ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION

         In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and psychiatrists and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and non-disclosure agreements, and detecting unauthorized use of our technology is difficult, and we may be unable to determine whether piracy of our technology has occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation


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


could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

ALTHOUGH WE BELIEVE WE ARE NOT CURRENTLY SUBJECT TO REGULATORY APPROVAL FOR THE SALE OF OUR REEG ANALYTICAL SERVICES AND ASSOCIATED REPORTS, REGULATIONS ARE CONSTANTLY CHANGING, AND IN THE FUTURE OUR BUSINESS MAY BE SUBJECT TO REGULATION.

         Currently, we do not believe that sales of our rEEG analysis and associated reports are subject to regulatory approval. However, federal, state and foreign laws and regulations relating to the sale of our rEEG Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions preventing us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals in order to sell our rEEG Reports. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our revenues from our rEEG Reports may be reduced, or potentially eliminated.

 IN THE FUTURE, WE INTEND TO SEEK REGULATORY APPROVAL FOR MEDICATIONS OR COMBINATIONS OF MEDICATIONS FOR NEW INDICATIONS, AND THERE IS NO GUARANTEE THAT WE WILL RECEIVE SUCH APPROVALS.

         We intend to seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. We are currently not authorized to market such medications in any jurisdiction, and we may never receive such authorization. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing. We have no prior experience, as a company, in conducting clinical trials. Clinical trials are expensive and can take years to complete, and have uncertain outcomes. In addition, the regulatory and approval procedures vary from country to country, and additional testing may be required in some jurisdictions. It may take several years to complete the clinical trials, and a product may fail at any stage of testing. Difficulties and risks associated with clinical trials may result in our, or our partners' inability to achieve regulatory approval to market medications for central nervous system disorders. The FDA, other regulatory agencies, our collaborators, or we may suspend or terminate clinical trials at any time.

         Delays or failures in obtaining regulatory approval may delay or prevent the commercialization of any product that we may develop for new indications, diminish any competitive advantage, reduce or eliminate revenues, milestone payments or royalties from collaborators, and adversely affect our ability to attract new collaborators. The results of earlier clinical trials do not necessarily predict the results of later clinical trials. Medications in later clinical trials may fail to show desired safety and efficacy traits in the indication we are seeking approval for, despite prior success in clinical trials for other indications. Even if we and/or our collaborators and partners believe the data collected from such clinical trials are promising, such data may not support approval by the FDA or any other regulatory authorities. In addition, the FDA or other regulatory authority may interpret the data differently than we do, which could delay, limit or prevent regulatory approval. We expect to rely, in part, on clinical trials that were performed by third-party physicians. These trial results may not be predictive of the results of clinical trials we intend to perform for new indications. In addition, the results of prior clinical trials may not now be acceptable to the FDA or other regulatory authorities because the data may be incomplete, outdated, or otherwise unacceptable for inclusions in ours or our partners' regulatory submissions for approval of medications for new indications.


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


IF WE DO NOT RETAIN OUR SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY.

         Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of Leonard Brandt, our Chief Executive Officer and Secretary, and George Carpenter, our President, and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed.

         We do not carry key man life insurance on any of our key employees. We do not have an employment agreement in place with Mr. Brandt, and he may terminate his employment upon notice and without cause or good reason. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of Leonard Brandt or any other key member of management could have a material adverse effect on our ability to manage our business.

IF WE DO NOT ATTRACT AND RETAIN SKILLED PERSONNEL OR IF WE DO NOT MAINTAIN GOOD RELATIONSHIPS WITH OUR EMPLOYEES, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

         Our products and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our products and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support, as well as personnel with experience in clinical testing and matters relating to obtaining regulatory approvals. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

         In addition, we may be subject to claims that we engage in discriminatory or inappropriate practices with respect to our hiring, termination, promotion and compensation processes for our employees. Such claims, with or without merit, could be time consuming, distracting and expensive to defend, could divert attention of our management from other tasks important to the success of our business and could adversely affect our reputation as an employer.

IN THE FUTURE WE COULD BE SUBJECT TO PERSONAL INJURY CLAIMS, WHICH COULD RESULT IN SUBSTANTIAL LIABILITIES THAT MAY EXCEED OUR INSURANCE COVERAGE.

         All significant medical treatments and procedures, including treatment that is facilitated through the use of our rEEG Reports, involve the risk of serious injury or death. While we do not treat patients or determine whether treatment that is guided by rEEG Reports that we provide is appropriate for any particular patient, and have not been the subject of any personal injury claims for patients treated by providers using our rEEG Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the rEEG Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

         We currently have general liability and medical professional liability insurance coverage for up to $5 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our rEEG Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

IF GOVERNMENT AND THIRD-PARTY PAYERS FAIL TO PROVIDE COVERAGE AND ADEQUATE PAYMENT RATES FOR TREATMENTS THAT ARE GUIDED BY OUR REEG REPORTS, OUR REVENUE AND PROSPECTS FOR PROFITABILITY MAY BE HARMED.

         Our future revenue growth will depend in part upon the availability of reimbursement from third-party payers for psychiatrists and physicians who use our rEEG Reports to guide the treatment of their patients. Such third-party payers include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payers are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our rEEG Reports, which will discourage psychiatrists and physicians from utilizing the information services we provide. We may need to conduct studies to demonstrate the cost-effectiveness of treatments that are guided by our products and services to such payers' satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

OUR BUSINESS PROSPECTS AND PROFITABILITY COULD BE NEGATIVELY IMPACTED IF WE HAVE OVER-ESTIMATED THE DEMAND FOR OUR REEG REPORTS.

         We are focused on the market for behavioral health disorders. The projected demand for our rEEG Reports could materially differ from actual demand if our assumptions regarding this market and its trends and acceptance of our rEEG Reports by the psychiatric community prove to be incorrect or do not materialize or if other products or services gain more widespread acceptance, which in each case would adversely affect our business prospects and profitability.

WE ARE SUBJECT TO EVOLVING AND EXPENSIVE CORPORATE GOVERNANCE REGULATIONS AND REQUIREMENTS. OUR FAILURE TO ADEQUATELY ADHERE TO THESE REQUIREMENTS OR THE FAILURE OR CIRCUMVENTION OF OUR CONTROLS AND PROCEDURES COULD SERIOUSLY HARM OUR BUSINESS.

         Because we are a publicly traded company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Although we have reviewed our disclosure and internal controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

OUR SENIOR MANAGEMENT'S LIMITED RECENT EXPERIENCE MANAGING A PUBLICLY TRADED COMPANY MAY DIVERT MANAGEMENT'S ATTENTION FROM OPERATIONS AND HARM OUR BUSINESS.

         Our management team has relatively limited recent experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

RISKS RELATED TO OUR INDUSTRY

THE HEALTHCARE INDUSTRY IN WHICH WE OPERATE IS SUBJECT TO SUBSTANTIAL REGULATION BY STATE AND FEDERAL AUTHORITIES, WHICH COULD HINDER, DELAY OR PREVENT US FROM COMMERCIALIZING OUR PRODUCTS AND SERVICES.

         Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions governing various matters such as the licensing and certification of facilities and personnel, the conduct of operations, billing policies and practices, policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. There are federal and state laws, regulations and judicial decisions that govern patient referrals, physician financial relationships, submission of healthcare claims and inducement to beneficiaries of federal healthcare programs. Many states prohibit business corporations from practicing medicine, employing or maintaining control over physicians who practice medicine, or engaging in certain business practices, such as splitting fees with healthcare providers. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Our failure, or the failure of physicians and psychiatrists to whom we sell our rEEG Reports, to comply with these healthcare laws and regulations could create liability for us and negatively impact our business.

         In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us. Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

         We believe that this industry will continue to be subject to increasing regulation, political and legal action and pricing pressures, the scope and effect of which we cannot predict. Legislation is continuously being proposed, enacted and interpreted at the federal, state and local levels to regulate healthcare delivery and relationships between and among participants in the healthcare industry. Any such changes could prevent us from marketing some or all of our products and services for a period of time or permanently.

WE MAY BE SUBJECT TO REGULATORY AND INVESTIGATIVE PROCEEDINGS, WHICH MAY FIND THAT OUR POLICIES AND PROCEDURES DO NOT FULLY COMPLY WITH COMPLEX AND CHANGING HEALTHCARE REGULATIONS.

         While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management's time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

FAILURE TO COMPLY WITH THE FEDERAL TRADE COMMISSION ACT OR SIMILAR STATE LAWS COULD RESULT IN SANCTIONS OR LIMIT THE CLAIMS WE CAN MAKE.

         The Company's promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

OUR BUSINESS PRACTICES MAY BE FOUND TO CONSTITUTE ILLEGAL FEE-SPLITTING OR CORPORATE PRACTICE OF MEDICINE, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS.

         Many states, including California, in which our principal executive offices are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and ancillary services in connection with our rEEG Reports, or that selling our rEEG Reports for a portion of the patient fees constitutes improper fee-splitting, in which case we could be subject to civil and criminal penalties, our contracts could be found legally invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. There can be no assurance that this will not occur or, if it does, that we would be able to restructure our contractual arrangements on favorable terms.

OUR BUSINESS PRACTICES MAY BE FOUND TO VIOLATE ANTI-KICKBACK, SELF-REFERRAL OR FALSE CLAIMS LAWS, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS.

         The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and "kickbacks" involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal health care program, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare program from any entity with which the physician has a financial relationship. In addition, many states have similar laws, some of which are not limited to services reimbursed by federal healthcare programs. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of medications, may also be prosecuted as violations of the False Claims Act.

         While we believe we have structured our relationships to comply with all applicable requirements, federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors and physicians violate these anti-kickback, self-referral or false claims laws and regulations. These laws are broadly worded and have been broadly interpreted by courts. It is often difficult to predict how these laws will be applied, and they potentially subject many typical business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws. Some states also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

WE MAY BE SUBJECT TO HEALTHCARE ANTI-FRAUD INITIATIVES, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS.

         State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

OUR USE AND DISCLOSURE OF PATIENT INFORMATION IS SUBJECT TO PRIVACY AND SECURITY REGULATIONS, WHICH MAY RESULT IN INCREASED COSTS.

         In conducting research or providing administrative services to healthcare providers in connection with the use of our rEEG Reports, we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act (HIPAA) and related rules. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform: Security Standards, or Security Rule. HIPAA applies to covered entities, which include most healthcare facilities and health plans that may contract for the use of our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements.

         The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. If we perform billing and collection services on behalf of psychiatrists and physicians, we may be engaging in one of more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

         Numerous other federal and state laws protect the confidentiality of personal and patient information. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and the psychiatrists and physicians who purchase our services, and potentially exposing us to additional expense, adverse publicity and liability.

RISKS RELATING TO INVESTMENT IN OUR COMMON STOCK

WE HAVE A LIMITED TRADING VOLUME AND SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

         Bid and ask prices for shares of our Common Stock are quoted on NASD's OTC Bulletin Board under the symbol CNSO.OB. There is currently no broadly followed, established trading market for our Common Stock and an established trading market for our shares of Common Stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our Common Stock. Also, as a result of this lack of trading activity, the quoted price for our Common Stock on NASD's OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock, and the market value of our Common Stock would likely decline.

IF AND WHEN A LARGER TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

         The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

         o        quarterly variations in our revenues and operating expenses;

         o        developments  in  the  financial   markets  and  worldwide  or
                  regional economies;

         o announcements of innovations or new products or services by us or our competitors;

         o announcements by the government relating to regulations that govern our industry;

         o significant sales of our Common Stock or other securities in the open market;

         o        variations in interest rates;

         o        changes  in  the  market   valuations   of  other   comparable
                  companies; and

         o        changes in accounting principles.

         In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL.

         Upon the effectiveness of our post-effective amendment to our Registration Statement on Form S-1, 9,978,676 shares of Common Stock became eligible for re-sale, including 2,627,939 shares of our Common Stock issuable upon the exercise of certain warrants. The sale of these shares could depress the market price of our Common Stock. A reduced market price for our shares could make it more difficult to raise funds through a future offering of Common Stock.

         Other holders of our Common Stock have piggy-back registration rights with respect to such shares effective September 7, 2007, and demand registration rights with respect to such shares effective March 7, 2008. Such shares are also eligible for resale pursuant to Rule 144 of the Securities Act of 1933, as amended.

         Moreover, as additional shares of Common Stock become available for resale in the open market (including shares issuable upon the exercise of the Company's outstanding options and warrants), the supply of our publicly traded shares will increase. This could decrease their price.

THE SALE OF SECURITIES BY US IN ANY EQUITY OR DEBT FINANCING COULD RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR EARNINGS.

         Any sale of  Common  Stock by us in a future  private  placement  could result in dilution to our existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional products and services, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders' stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

THE TRADING OF OUR COMMON STOCK ON THE OVER-THE-COUNTER BULLETIN BOARD AND THE POTENTIAL DESIGNATION OF OUR COMMON STOCK AS A "PENNY STOCK" COULD IMPACT THE TRADING MARKET FOR OUR COMMON STOCK.

         Our securities, as traded on the Over-the-Counter Bulletin Board, may be subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers to sell their securities in any market that might develop therefore.

         In addition, the SEC has adopted a number of rules to regulate "penny stock" that restrict transactions involving these securities. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. "Penny stocks" generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Because our securities may constitute "penny stock" within the meaning of the rules, the rules would apply to us and to our securities. If our securities become subject to the penny stock rules, our stockholders may find it more difficult to sell their securities.

         Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION ON THE VALUE OF OUR COMMON STOCK.

         We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CAN EXERT SIGNIFICANT INFLUENCE OVER US AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

         Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 60% of our issued and outstanding Common Stock. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our Common Stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

TRANSACTIONS ENGAGED IN BY OUR LARGEST STOCKHOLDERS, OUR DIRECTORS OR EXECUTIVES INVOLVING OUR COMMON STOCK MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

         Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 60% of our issued and outstanding Common Stock. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our Common Stock, which may further cause the price of our stock to decline.

         From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management's view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

ANTI-TAKEOVER PROVISIONS MAY LIMIT THE ABILITY OF ANOTHER PARTY TO ACQUIRE US, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

ITEM 3.  CONTROLS AND PROCEDURES.

CONTROLS AND PROCEDURES

         Members of the company's management, including our Chief Executive Officer and President, Leonard J. Brandt, and Chief Financial Officer, Horace Hertz, have evaluated the effectiveness of our disclosure controls and procedures, as defined by paragraph (e) of Exchange Act Rules 13a-15 or 15d-15, as of March 31, 2008, the end of the period covered by this report. Based upon that evaluation, Messrs. Brandt and Hertz concluded that our disclosure controls and procedures are effective.

INTERNAL CONTROL OVER FINANCIAL REPORTING

         There were no changes in our internal control over financial reporting or in other factors identified in connection with the evaluation required by paragraph (d) of exchange act rules 13a-15 or 15d-15 that occurred during the quarter ended March 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

                                     PART II
                                OTHER INFORMATION

ITEM 6.  EXHIBITS

The following exhibits are filed as part of this report:

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------                                   -------------

31.1 Certification of Principal Executive Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of Principal Financial Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002.

32.1 Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                CNS Response, Inc.


Date: May 15, 2008                /s/ Horace Hertz
                                ------------------------------
                                By:   Horace Hertz
                                Its:  Chief Financial Officer
                                      (Principal Financial and
                                      Accounting Officer)


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